AGREEMENT

This letter agreement (this "Agreement") dated as of October 7, 2005, among US Energy Systems Inc. ("USEY"), Marathon Capital LLC ("Marathon") and VTEX Energy Inc. (together with its wholly-owned subsidiary, Viking International Petroleum PLC. ("VIP"), collectively referred to as "VTEX") sets forth the material terms agreed upon by the parties with respect to the economic and business understanding among the parties relating to the acquisition of certain energy assets in the Yorkshire area of the United Kingdom. These assets include: (1) gas field licenses and compressor equipment owned by Viking Petroleum UK Limited ("VP"), a company controlled by the Trust Company of the West ("TCW");in which VIP has a share ownership of approximately 26%, and (2) gathering and processing systems and the Knapton generating power plant owned by Scottish Power ("SP") (collectively, the "Assets"). It is intended that this Agreement shall be binding upon the parties hereto, subject to the approval of each party's board of directors or the board of managers, as applicable. Board approvals of all three parties shall be delivered by the parties to each other no later than October 15, 2005, and if not done, this Agreement shall not be binding upon any party.

1. USEY shall establish a wholly-owned limited liability company subsidiary ("Investco") and commit to capitalize Investco with up to $5 million.

2. Marathon and VTEX shall have an option for a period of 60 days from the date of this Agreement to co-invest in Investco, through an entity to be established by Marathon and VTEX, which will be structured in such a way as to avoid either Newco, described in paragraph 6, or Investco being subject to regulation as an investment company under the Investment

Company Act of 1940, as amended. The entity so established shall be permitted to acquire up to 33 – 1/3% of Investco's equity from USEY with a maximum investment of $2 million; provided that if Investco's operating agreement has not been finalized to reflect the co-investors' investment in Investco prior to the expiration of the sixty-day option period, the amount to be co-invested shall be deposited in an escrow account, acceptable to the co-investors, until the Investco operating agreement has been finalized. The operating agreement shall provide that distributions shall be made to Investco's members of all distributions received from Newco, described in paragraph 9, after the payment of, or taking reserves for, all operating expenses incurred in the ordinary course of business. During the first 30 days, the investment shall be made at a valuation of $5.5 million before the money and during the next 30 days, the investment shall be made at a valuation of $6 million before the money.

3. Prior to the closing of any investment in accordance with paragraph 2, USEY shall control Investco. Following the closing of a co-investment (subject to a minimum investment of $1 million) in Investco, a board of managers of Investco shall be established and controlled by USEY. Ted Brandt ("Brandt") and Grant Emms ("Emms") shall be invited to join the board. Any new investment into Investco will reduce USEY's commitment to provide up to $5 million by the amount of the new investment.

4. During the 60 day period following execution of this Agreement, Asher Fogel ("Fogel"), Brandt, and Emms shall develop a business plan and budget for the transaction contemplated by this Agreement for approval by Investco. Fogel, Brandt and Emms shall use their best efforts to conclude the business plan and budget within ten business days following approvals of this Agreement by the Boards of all three parties.

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5. Marathon and VTEX represent that they have formed Ryedale Gas & Power Limited ("Ryedale"), a United Kingdom company, to purchase the Assets.. As of the date of this Agreement, one share has been issued by Ryedale to each of Marathon and VTEX, and Marathon and VTEX agree that upon execution of this Agreement, they will issue two additional shares of Ryedale to USEY. Further, upon execution of this Agreement, Ryedale shall appoint three directors nominated by USEY for a total of five directors, including Brandt and Emms. Ryedale shall advise USEY representatives of all negotiations and USEY shall either participate or decline, without USEY required to be present in order to conduct a meeting with all third parties and shall enter into purchase and related agreements, if any, and issue additional shares only with the approval of a majority of Ryedale's directors. USEY, VTEX and Marathon agree that each of them and Ryedale shall be a party to any exclusivity or related agreement thereto with TCW or Scottish Power and that Ryedale shall be the party designated as the purchaser of the Assets, except as provided in paragraph 8.

6. Upon execution of definitive agreements among the parties hereto, the Ryedale shareholders will cancel the existing shares and cause the issuance of new shares, or transfer their shares in Ryedale, to the Delaware LLC ("Newco") described in paragraph 9, or its designee based on tax considerations, such that Ryedale shall become a direct or indirect wholly owned subsidiary of Newco or its designee.

7. Prior to the execution of this Agreement, each party hereto shall bear its own expenses, subject to certain reimbursement rights set forth in paragraph 9(f) following the execution of definitive agreements among the parties to this Agreement. Following the execution of this Agreement, Investco, based on the commitment from USEY, shall be responsible for the payment of all Newco expenses in accordance with the preapproved business

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plan and budget, subject to reimbursement in accordance with applicable provisions of the definitive agreements governing Newco.

8. The parties agree that the right to purchase the compressor from TCW as part of this transaction shall belong to Investco. Upon execution of the definitive agreements among the parties, such right shall be transferred by Investco if not yet exercised and if already exercised, title shall be transferred in accordance with the definitive agreements between the parties hereto. If purchased by Investco, the purchase price shall be credited against USEY's funding obligation in paragraph 9(c). The parties agree that Investco shall have the exclusive right to purchase the compressor and the TCW term sheet shall so provide.

9. The parties shall enter into definitive agreements which shall provide that:

(a) a Delaware LLC ("Newco") shall be established, 50% of which shall be owned by Investco, and 25% shall be owned by each of Marathon and VTEX, their wholly-owned subsidiaries or an entity controlled by Marathon and VTEX or Brandt and Emms, subject to the restrictions contained in paragraph 2.

(b) the initial board of managers of Newco shall consist of five members, three appointed by Investco and one appointed by each of Marathon and VTEX. Once Investco has received back its entire investment plus interest at 12% per annum, Investco shall appoint an independent director acceptable to all parties to replace one of its initial directors.

(c) the activities of Newco shall be funded by contributions made through the up to $5 million funding commitment into Investco, in accordance with the business plan and budget referred to in paragraph 4 above; and simultaneously with the closings of the transactions

for the acquisition of the Assets (i) Investco shall contribute the compressor to Newco and (ii) VTEX shall contribute to Newco its 26% interest in VPL, free and clear of all liens, claims and encumbrances.

(d) distributions from Newco, until such time as Investco has received both its entire investment in the transactions contemplated hereby (including amounts to fund Newco) plus 12% interest per annum, shall be paid 90% to Investco and 5% to each of Marathon and VTEX. Thereafter, upon any distributions by Newco, 50% shall be paid to Investco and 25% each to Marathon and VTEX. Newco's income shall be allocated in a manner consistent with the manner in which distributions are made under this paragraph.

[(e) any distributions by Investco shall be distributed to its members pro rata until they have received back their investment plus 12% interest per annum. Thereafter, such distributions shall be made on a pro rata basis.

(f) Newco shall pay properly documented expenses incurred prior to the execution of definitive agreements governing this transaction by reimbursing (i) Marathon and VTEX (up to an aggregate of $150,000) and (ii) USEY, subject to the execution of the definitive agreements among the parties hereto.

(g) any Transaction/Development and other fees generated as a result of the contemplated transactions shall be divided equally among the parties hereto.

(h) Notwithstanding the provisions of paragraph 9(d) above, to the extent that Newco receives any distributions attributable to the Newton project, the first $850,000 thereof shall be distributed to VTEX and, thereafter, any such distributions from that project shall be included in Newco's distributions to its members as provided herein.

10. **Buy-Sell Provisions**

(a) If definitive documents relating to Investco, Newco and Ryedale have not been executed by November 15, 2005, at any time thereafter (up to the closing date of the acquisition of the Assets) (i) USEY or (ii) Marathon and VTEX (each a "triggering party") will be entitled to send a notice (a "buy-sell notice") to the other (each a "non-triggering party"), which notice must (i) state that the triggering party is invoking the provisions of this paragraph and (ii) offer, at the option of the non-triggering party, at a specified price in cash either (x) to purchase the entire interest (the "Interest") of the non-triggering party and its affiliates in the transactions contemplated hereby or (y) to sell the entire Interest of the triggering party and its affiliates in the transactions contemplated hereby to the non-triggering party. The buy-sell notice will constitute an offer to purchase or sell the Interests so specified.

(b) On or before the seventh day following the receipt of a buy-sell notice, the non-triggering Party may notify the triggering party (the "election notice") whether it elects either (i) to sell the Interest of the non-triggering party and its affiliates (a "sell notice") or (ii) to buy the Interest of the triggering party and its affiliates (a "buy notice"), in each case at the price specified in the offer notice. If the non-triggering party fails to deliver an election notice within that time, it will be deemed to have delivered a sell notice.

(c) The closing of the purchase and sale shall occur on the 60th day after the buy-sell notice was received, or at such other time as the parties may agree. At that time (x) the selling party shall sell, assign, and deliver the Interest of it and its affiliates to the purchasing party free and clear of liens, claims and encumbrances and adverse claims, together with such instruments of transfer, evidence of the absence of liens, claims and encumbrances or adverse

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claims, and evidence of due authorization, execution, and delivery of all related documentation as the purchasing party reasonably may request; and (y) the purchasing party shall pay the selling party the purchase price in immediately available funds.

(d) Upon the closing, the selling party and its affiliates shall cease to have any right in the transactions contemplated hereby.

(e) If any party fails to purchase and pay for any Interest as and when provided herein, then the selling party, at its election by notice to the defaulting party at any time on or before the 10th day after the date the sale was to have been consummated, may elect to purchase the Interest of the party so defaulting for a price in immediately available funds equal to 50% of the original specified purchase price. The closing of this purchase and sale otherwise shall occur as provided in paragraph (c) above, but with any time periods measured from the date of the notice under this paragraph (e).

(f) In the event that there are competing buy-sell notices sent by the parties, the buy-sell notice that is received first will constitute the effective buy-sell notice regardless whether or not such buy-sell notice contains the highest offer.

(g) For purposes of this Section 10, a party's "<u>Interest in the transactions contemplated hereby</u>" shall mean all the rights a party and/or its affiliates have in the transactions contemplated hereby, including, without limitation, in the case of USEY the ownership of, or right to purchase, the compressor and, in the case of Marathon and VTEX, any contracts with SP or TCW with respect to the transactions contemplated hereby or the right to enter into such contracts, and the 26% interest VTEX currently owns in the gas field, the remainder of which is owned by TCW.

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11. The parties agree that except as may be required by law (including US securities laws or the requirements of any exchange or automated quotation system on which the securities of a party are traded or listed) or for disclosures to counsel, auditors, potential financiers, and others necessary or appropriate to enable a party to proceed with the transactions contemplated hereby, the existence of this Agreement and any discussions relating hereto shall remain confidential and shall not be disclosed by any party without the prior written consent of the other parties; provided, however, that notwithstanding anything to the contrary herein, all disclosures shall be subject to the prior approval of USEY, which approval shall not be unreasonably withheld.

12. This Agreement shall be governed by and construed and interpreted in accordance with, the laws of the State of New York, without regard to principles of conflicts of law. Any legal action or proceeding relating to this Agreement shall be adjudicated in any Federal or State court located in the State of New York.

13. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the parties with respect to such subject matter.

14. This Agreement shall bind and inure to the benefit of the parties and each of their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests or obligations hereunder, without the consent of all the other parties hereto.

15. The terms and provisions of this Agreement may only be modified or amended pursuant to an agreement signed by all the parties hereto.

16. Should any provision of this Agreement be found to be illegal or unenforceable, the other provisions shall nevertheless remain effective and enforceable to the fullest extent permitted by law.

17. This Agreement may be executed by the parties in one or more counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

Agreed and accepted

By: Asher E. Fogel
CEO
US Energy Systems Inc

Agreed and accepted

By: Richard Brandt II
CEO
Marathon Capital LLC

Agreed and accepted

By: Grant Emms
CEO
VTEX Energy Inc.
- and -
Chief Executive
Viking International
Petroleum PLC.